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                                                                   EXHIBIT 10.16

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of March 11, 2000, among the company or companies designated as Seller on the signature page hereto (collectively, "Seller") and the company or companies designated as Buyer on the signature page hereto (collectively, "Buyer").

                                    RECITALS

         A. Seller owns and operates the following radio broadcast stations (collectively, the "Stations" and each a "Station") pursuant to certain authorizations issued by the Federal Communications Commission (the "FCC"):

                            KMJQ(FM), Houston, Texas
                            KBXX(FM), Houston, Texas
                        WVCG(AM), Coral Gables, Florida
                            WZAK(FM), Cleveland, Ohio
                        WJMO(AM), Cleveland Heights, Ohio
     KKBT(FM), Los Angeles (excluding the FCC licenses, transmitter/antenna equipment and transmitter/tower site)
         KCMG(FM), Los Angeles (FCC licenses (excluding call letters), transmitter/antenna equipment and transmitter/tower site only to be conveyed to Buyer)
                             KBFB(FM), Dallas, Texas
                        WJMZ-FM, Anderson, South Carolina
                         WFXC-FM, Durham, North Carolina
                        WFXK-FM, Tarboro, North Carolina
                     WNNL-FM, Farquay-Varina, North Carolina
                         WQOK-FM, South Boston, Virginia

         The definition of "Stations" with respect to KKBT(FM) does not refer to the FCC licenses, transmitter/antenna equipment and transmitter/tower site, and with respect to KCMG(FM) refers only to the FCC licenses (excluding call letters), transmitter/antenna equipment and transmitter/tower site.

         B. Subject to the terms and conditions set forth herein, Buyer desires to acquire the Station Assets (defined below).

         C. Clear Channel Communications, Inc. and AMFM Inc. (Seller's parents) and CCU Merger Sub, Inc. are parties to an Agreement and Plan of Merger dated October 2, 1999 (the "AMFM Agreement").


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                                    AGREEMENT

         NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1: PURCHASE OF ASSETS

         1.1. Station Assets. On the terms and subject to the conditions hereof, on the Closing Date (defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, all of the right, title and interest of Seller in and to all of the assets, properties, interests and rights of Seller of whatsoever kind and nature, real and personal, tangible and intangible, which are used or held for use exclusively in the operation of the Stations and specifically described in this Section 1.1, but excluding the Excluded Assets as hereafter defined (the "Station Assets"):

                  (a) all licenses, permits and other authorizations which are issued to Seller by the FCC with respect to the Stations, other than the licenses, permits and other authorization issued to Seller by the FCC with respect to KKBT-FM, Los Angeles (except for the KKBT call letters which will be conveyed to Buyer) (the "FCC Licenses") and described on Schedule 1.1(a), including any renewals or modifications thereof between the date hereof and Closing;

                  (b) all equipment, electrical devices, antennae, cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and other tangible personal property of every kind and description which are used or held for use exclusively in the operation of the Stations and listed on Schedule 1.1(b), except any retirements or dispositions thereof made between the date hereof and Closing in the ordinary course of business and consistent with past practices of Seller and any equipment, inventory and personal property located at the KKBT-FM tower and/or transmitter site (the "Tangible Personal Property");

                  (c) all Time Sales Agreements and Trade Agreements (both defined in Section 2.1), Real Property Leases (defined in Section 7.7), and other contracts, agreements, and leases which are used in the operation of the Stations and listed on Schedule 1.1(c), together with all contracts, agreements, and leases made between the date hereof and Closing in the ordinary course of business that are used in the operation of the Stations (the "Station Contracts"), provided that Seller will not enter into any new Station Contract(s) with a (i) term greater than one year, (ii) an individual aggregate value greater than $ 50,000 per market or (iii) total aggregate value greater than $250,000 for the Stations combined without obtaining Buyer's prior consent, or enter into any new Trade Agreements under which the aggregate barter payable exceeds the aggregate barter receivable on a per market basis without obtaining Buyer's prior consent;

                  (d) all of Seller's rights in and to the Stations' call letters and Seller's rights in


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and to the trademarks, trade names, service marks, franchises, copyrights, computer software, programs and programming material, jingles, slogans, logos, domain names, registrations, websites and other intangible property which are used or held for use exclusively in the operation of the Stations, other than the KCMG call letters and intellectual property associated with the current operation of KCMG, and listed on Schedule 1.1(d) (the "Intangible Property");

                  (e) Seller's rights in and to all the files, documents, records, and books of account (or copies thereof) relating exclusively to the operation of the Stations, including the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, advertising studies, marketing and demographic data, sales correspondence, lists of advertisers, credit and sales reports, and logs, but excluding records relating to Excluded Assets (defined below), and access to records described in Section 1.2(e) that pertain to the Stations; and

                  (f) any real property which is used exclusively in the operation of the Stations (including any of Seller's appurtenant easements and improvements located thereon) and described on Schedule 1.1(f) (the "Real Property").

                      The Station Assets shall be transferred to Buyer free and clear of liens, claims and encumbrances ("Liens") except for (i) Assumed Obligations (defined in Section 2.1), (ii) liens for taxes not yet due and payable and for which Buyer receives a credit pursuant to Section 3.3, (iii) such liens (not related to Seller's indebtedness), easements, rights of way, building and use restrictions, exceptions, reservations and limitations that do not in any material respect detract from the value of the property subject thereto or impair the use thereof in the ordinary course of the business of the Stations, and (iv) any items listed on Schedule 1.1(b) (collectively, "Permitted Liens").

         1.2. Excluded Assets. Notwithstanding anything to the contrary contained herein, the Station Assets shall not include the following assets along with all rights, title and interest therein (the "Excluded Assets"):

                  (a) all cash and cash equivalents of Seller, including without limitation certificates of deposit, commercial paper, treasury bills, marketable securities, asset or money market accounts and all such similar accounts or investments;

                  (b) all accounts receivable or notes receivable arising in the operation of the Stations prior to Closing;

                  (c) all tangible and intangible personal property of Seller disposed of or consumed in the ordinary course of business and consistent with past practices of Seller between the date of this Agreement and Closing;

                  (d) all Station Contracts that terminate or expire prior to Closing in the ordinary course of business of Seller, except which Seller is required to extend pursuant to Section 9.1(g);


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                  (e) Seller's name, corporate minute books, charter documents, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of Seller, duplicate copies of the records of the Stations, and all records not relating exclusively to the operation of the Stations;

                  (f) contracts of insurance, and all insurance proceeds or claims made thereunder except to the extent such proceeds are paid to Buyer pursuant to Section 17.1;

                  (g) except as provided in Section 10.4, all pension, profit sharing or cash or deferred (Section 401(k)) plans and trusts and the assets thereof and any other employee benefit plan or arrangement and the assets thereof, if any, maintained by Seller;

                  (h) all Seller's owned FM towers and FM tower sites, all rights, properties and assets described on Schedule 1.2(h), and all rights, properties and assets not specifically described in Section 1.1;

                  (i) all of Seller's right, title and interest in and to the call letters KCMG-FM and all intellectual property currently used in the operation of KCMG-FM by Seller;

                  (j) all of Seller's right, title and interest in and to the KKBT tower and/or transmitter site; and

                  (k) all of Seller's right, title and interest in the KKBT intellectual property as described on Schedule 1.2(h).

         1.3. Lease Agreements. At Closing, Buyer and Seller shall negotiate in good faith and enter into the lease agreements described on Schedule 1.2(h) pursuant to leases substantially in the form of Exhibit A (tower lease), Exhibit A-1 (tower lease for WZAK) and Exhibit A-2 (Raleigh studio lease) attached hereto.

         1.4. KKBT Intellectual Property. At Closing, Buyer and Seller to enter into a non- exclusive perpetual license agreement whereby Seller grants Buyer the non-exclusive right to use the KKBT intellectual property described on
Schedule 1.2(h) ("KKBT I/P") for $1.00 per year in any market that Seller does not use or has not licensed the KKBT I/P to a third party. Seller may use or license the KKBT I/P for use in any market in which Buyer does not use the KKBT I/P, and such use or license for use by Seller will preclude Buyer's use of the KKBT I/P in such market, provided that Buyer shall have exclusive rights to the KKBT I/P in the Los Angeles market and in any other market where the KKBT I/P is licensed to Buyer.

ARTICLE 2: ASSUMPTION OF OBLIGATIONS

         2.1. Assumed Obligations. On the Closing Date, Buyer shall assume the obligations of Seller (the "Assumed Obligations") arising after Closing under the Station Contracts, including


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without limitation all agreements for the sale of advertising time on the
Stations for cash at commercially reasonable rates in the ordinary course of business ("Time Sales Agreements") and all agreements for the sale of advertising time on the Stations for non-cash consideration ("Trade Agreements").

         2.2. Retained Obligations. Buyer does not assume or agree to discharge or perform and will not be deemed by reason of the execution and delivery of this Agreement or any agreement, instrument or document delivered pursuant to or in connection with this Agreement or otherwise by reason of the consummation of the transactions contemplated hereby, to have assumed or to have agreed to discharge or perform any liabilities, obligations or commitments of Seller of any nature whatsoever whether accrued, absolute, contingent or otherwise and whether or not disclosed to Buyer, other than the Assumed Obligations (the "Retained Obligations").

ARTICLE 3: PURCHASE PRICE

         3.1. Purchase Price. In consideration for the sale of the Station Assets to Buyer, in addition to the assumption of the Assumed Obligations, Buyer shall at Closing (defined below) deliver to Seller by wire transfer of immediately available funds, ONE BILLION THREE HUNDRED TWO MILLION FIVE HUNDRED THOUSAND DOLLARS $1,302,500,000), subject to adjustment pursuant to Sections 3.3, 10.4 and 10.7 (the "Purchase Price").

         3.2. Deposit. Within one (1) business day from the date of this Agreement with no Cure Period as defined below, Buyer shall deposit an amount equal to 10% of the Purchase Price (the "Deposit") with NationsBank/Bank of America (the "Escrow Agent") pursuant to the Escrow Agreement, attached hereto as Exhibit C (the "Escrow Agreement") of even date herewith among Buyer, Seller and the Escrow Agent. At Closing, the Deposit shall be applied to the Purchase Price and any interest accrued thereon shall be disbursed to Buyer. If this Agreement is terminated by Seller due to Buyer's failure to consummate the Closing on the Closing Date or if this Agreement is otherwise terminated by Seller pursuant to Section 16.1(c), the Deposit and any interest accrued thereon shall be disbursed to Seller as partial payment of liquidated damages pursuant to Section 16.3. If this Agreement is terminated for any other reason, the Deposit and any interest accrued thereon shall be disbursed to Buyer.

         3.3. Prorations and Adjustments. Except as otherwise provided herein, all deposits, reserves and prepaid and deferred income and expenses relating to the Station Assets or the Assumed Obligations and arising from the conduct of the business and operations of the Stations shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m. on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Station Assets as contemplated hereby which shall be paid as set forth in Section 13.1), business and license fees, music and other license fees (including any retroactive adjustments thereof), utility expenses, amounts due or to become due under Station Contracts, rents, lease payments and similar prepaid and deferred items. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a


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reapportionment, if any, as soon as the new tax rate and valuation can be ascertained. Except as otherwise provided herein, the prorations and adjustments contemplated by this Section 3.3, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided herein and such disputes shall be conclusively determined within thirty (30) days thereafter by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by Seller and one-half by Buyer.

         3.4. Allocation. The Purchase Price shall be allocated among the Station Assets in a manner as mutually agreed between the parties based upon an appraisal prepared by Bond & Pecaro (who shall be jointly retained by Seller and Buyer with respect to the Stations and whose fees shall be paid one-half by Seller and one-half by Buyer). Seller and Buyer agree to use the allocations determined pursuant to this Section 3.4 for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended; such appraisal shall be completed on the earlier of (i) one hundred eighty (180) days following the Closing, or (ii) December 31, 2000.

ARTICLE 4: CLOSING

         4.1. Closing. The consummation of the sale and purchase of the Station Assets (the "Closing") shall occur on a date (the "Closing Date") and at a time and place designated solely by Seller after FCC Consent (defined below), subject to satisfaction or waiver of the conditions to Closing contained herein (other than those to be satisfied at Closing). Seller shall provide Buyer with notice of the Closing Date at least three (3) business days prior to Closing, however, Seller reserves the right to extend the Closing Date without penalty. If requested by Seller, prior to Closing the parties shall hold a pre-closing conference at a time and place designated by Seller, at which the parties shall provide (for review only) all documents to be delivered at Closing under this Agreement, each duly executed but undated, and otherwise review their ability to timely consummate the Closing. If Closing occurs prior to the FCC Consent becoming a final order (i.e., no longer subject to appeal), and prior to such finality the FCC Consent is reversed or otherwise set aside pursuant to a final order of the FCC (or court of competent jurisdiction), then the parties shall comply with such order in a manner that otherwise complies with applicable law and returns the parties to the status quo ante in all material respects (it being understood that in such event Buyer may designate one or more third parties as the transferees of the Stations).

ARTICLE 5: GOVERNMENTAL CONSENTS

         Closing is subject to and conditioned upon (i) prior FCC consent (the "FCC Consent") to the assignment of the FCC Licenses to Buyer, (ii) United States Department of Justice ("DOJ") prior approval (the "DOJ Consent") of the transactions contemplated hereby, including without limitation any such approval as may be necessary to enable Seller to consummate the merger under the AMFM Agreement, and (iii) expiration or termination of any applicable waiting period ("HSR Clearance") under the HSR Act (defined below).


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         5.1. FCC. On a date designated by Seller, Buyer and Seller shall file an application with the FCC (the "FCC Application") requesting the FCC Consent. Buyer and Seller shall diligently prosecute the FCC Application and otherwise use their best efforts to obtain the FCC Consent as soon as possible. If the FCC Consent imposes upon Buyer any condition (including without limitation any divestiture condition), Buyer shall timely comply therewith.

         5.2. HSR. If not previously filed, then within five (5) business days after the execution of this Agreement, Buyer and Seller shall make any required filings with the Federal Trade Commission and the DOJ pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the transactions contemplated hereby (including a request for early termination of the waiting period thereunder), and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation.

         5.3. General. Buyer and Seller shall notify each other of all documents filed with or received from any governmental agency with respect to this Agreement or the transactions contemplated hereby. Buyer and Seller shall furnish each other with such information and assistance as the other may reasonably request in connection with their preparation of any governmental filing hereunder. If Buyer becomes aware of any fact relating to it which would prevent or delay the FCC Consent, the DOJ Consent or HSR Clearance, Buyer shall promptly notify Seller thereof and take such steps as necessary by the Closing Date to remove such impediment, including but not limited to divesting any stations and terminating any agreements to acquire or program or market any stations.

ARTICLE 6: REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby makes the following representations and warranties to
Seller:

         6.1. Organization and Standing. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and on the Closing Date will be qualified to do business in each jurisdiction in which the Station Assets are located. Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer pursuant hereto (collectively, the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         6.2. Authorization. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by


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bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         6.3. No Conflicts. Neither the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Buyer or any law, judgment, order or decree to which Buyer is subject; or (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent and DOJ Consent, and, if applicable, HSR Clearance.

         6.4. Qualification. Buyer is legally, financially and otherwise qualified to be the licensee of, acquire, own and operate the Stations under the Communications Act of 1934, as amended (the "Communications Act") and the rules, regulations and written policies of the FCC. There are no facts that would, under existing law and the existing rules, regulations, written policies and procedures of the FCC, disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations. No waiver of any FCC rule or written policy on behalf of Buyer is necessary for the FCC Consent to be obtained. There is no action, suit or proceeding pending or threatened against Buyer which questions the legality or propriety of the transactions contemplated by this Agreement or could materially adversely affect Buyer's ability to perform its obligations hereunder. Buyer will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated hereby.

         6.5. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Buyer or any party acting on Buyer's behalf for which Seller could become liable or obligated.

ARTICLE 7: REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller makes the following representations and warranties to Buyer:

         7.1. Organization. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is qualified to do business in the applicable jurisdiction in which its Station Assets are located. Seller has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Seller pursuant hereto (collectively, the "Seller Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.


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         7.2. Authorization. The execution, delivery and performance of this
Agreement and the Seller Ancillary Agreements by Seller have been duly authorized and approved by all necessary action of Seller and do not require any further authorization or consent of Seller. This Agreement is, and each Seller Ancillary Agreement when executed and delivered by Seller and the other parties thereto will be, a legal, valid and binding agreement of Seller enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         7.3. No Conflicts. Neither the execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements or the consummation by Seller of any of the transactions contemplated hereby or thereby nor compliance by Seller with or fulfillment by Seller of the terms, conditions and provisions hereof or thereof will: (i) conflict with any organizational documents of Seller or any law, judgment, order, or decree to which Seller is subject or, except as set forth on Schedule 1.1(c), any Station Contract; or (ii) require the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except the FCC Consent and DOJ Consent and, if applicable, HSR Clearance.

         7.4. FCC Licenses. Seller (or one of the companies comprising Seller) is the holder of the FCC Licenses described on Schedule 1.1(a). The FCC Licenses comprise all of those licenses from the FCC materially necessary to operate the Stations as currently operated, are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any of the FCC Licenses (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture against Seller with respect to the Stations. The Stations are operating in compliance in all material respects with the FCC Licenses, the Communications Act, and the rules, regulations and policies of the FCC.

         7.5. Taxes. Seller has, in respect of the Stations' business, filed all foreign, federal, state, county and local income, excise, property, sales, use, franchise and other tax returns and reports which are required to have been filed by it under applicable law and has paid all taxes which have become due pursuant to such returns or pursuant to any assessments which have become payable. Seller agrees to indemnify Buyer for any costs or expenses assessed against or incurred by Buyer as a result of any tax payment or lien related to Stations' business.

         7.6. Personal Property. Schedule 1.1(b) contains a list of all material items of Tangible Personal Property included in the Station Assets. Seller has title to the Tangible Personal Property free and clear of Liens other than Permitted Liens. The Tangible Personal Property is in good condition and working order, subject to normal wear and tear.


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         7.7. Real Property. Schedule 1.1(f) contains a description of all Real
Property included in the Station Assets. Seller has fee simple title to the owned Real Property ("Owned Real Property") free and clear of Liens other than Permitted Liens. Schedule 1.1(f) includes a description of each lease of Real Property or similar agreement included in the Station Assets (the "Real Property Leases"). The Owned Real Property includes, and the Real Property Leases provide, access to the Stations' facilities. To Seller's knowledge, the Real Property is not subject to any suit for condemnation or other taking by any public authority.

         7.8. Contracts. Each of the Station Contracts (including without limitation each of the Real Property Leases), as well as licenses with respect to the Intangible Property, is in effect and is binding upon Seller and, to Seller's knowledge, the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally). Seller has performed its obligations under each of the Station Contracts in all material respects, and is not in material default thereunder, and to Seller's knowledge, no other party to any of the Station Contracts is in default thereunder in any material respect.

         7.9. Environmental. Except as set forth in any environmental report delivered by Seller to Buyer prior to the date of this Agreement and except as set forth on Schedule 1.1(f), to Seller's knowledge, no hazardous or toxic substance or waste regulated under any applicable environmental, health or safety law has been generated, stored, transported or released on, in, from or to the Real Property included in the Station Assets. Except as set forth in any environmental report delivered by Seller to Buyer prior to the date of this Agreement and except as set forth on Schedule 1.1(f), to Seller's knowledge, Seller has complied in all material respects with all environmental, health and safety laws applicable to the Stations.

         7.10. Intangible Property. Schedule 1.1(d) contains a description of the material Intangible Property included in the Station Assets. Except as set forth on Schedule 1.1(d), Seller has received no notice of any claim that its use of the Intangible Property infringes upon any third party rights. Except as set forth on Schedule 1.1(d), Seller owns or has the right to use through valid licensing agreements the Intangible Property free and clear of Liens other than Permitted Liens.

         7.11. Compliance with Law. Seller has complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to the operation of the Stations. There is no action, suit or proceeding pending or threatened against Seller in respect of the Stations that will subject Buyer to liability or which questions the legality or propriety of the transactions contemplated by this Agreement. To Seller's knowledge, there are no governmental claims or investigations pending or threatened against Seller in respect of the Stations (except those affecting the industry generally).

         7.12. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions

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contemplated hereby as a result of any agreement or action of Seller or any party acting on Seller's behalf.

         7.13. Financial Statements. Seller has delivered to Buyer copies of the unaudited results of operations of the Stations for the twelve months ended December 30, 1998 and 1999, prepared, to the best of Seller's knowledge, materially in accordance with Generally Accepted Accounting Principles. Seller will, each month following the date hereof, provide to Buyer copies of the unaudited results of operations of the Stations for each month between the date hereof and the Closing Date prepared in accordance with the books and records of the Stations, within thirty (30) days of the end of each month.

         7.14. Collective Bargaining Agreements. Except as disclosed on Schedule 1.1(c) with respect to KKBT-FM, none of the Stations is a party to or bound by any collective bargaining agreements or relationships. To the best of Seller's knowledge, there are neither pending grievances with respect to the KKBT union agreement disclosed on Schedule 1.1(c) except for the wage grievance from Monica Dyson, nor are there union organizing efforts underway at the Stations.

ARTICLE 8: ACCOUNTS RECEIVABLE

         8.1. Accounts Receivable. All accounts receivable arising prior to the Closing Date in connection with the operation of the Stations, including but not limited to accounts receivable for advertising revenues for programs and announcements performed prior to the Closing Date and other broadcast revenues for services performed prior to the Closing Date, shall remain the property of Seller (the "Accounts Receivable") and Buyer shall not acquire any right or interest therein. For a period of six months from Closing (the "Collection Period"), Buyer shall collect the Accounts Receivable in the normal and ordinary course of Buyer's business and shall apply all such amounts collected to the debtor's oldest account receivable first, except that any such accounts collected by Buyer from persons who are also indebted to Seller may be applied to Buyer's account if so directed by the debtor if such debtor indicates there is a bona fide dispute between Seller and such account debtor with respect to such account and in which case the Buyer shall notify the Seller of such dispute and after such notification Seller shall have the right to pursue collection of such account and to avail itself of all legal remedies available to it. Buyer's obligation shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection. During the Collection Period, neither Seller nor its agents shall make any direct solicitation of any such account debtor for collection purposes or institute litigation for the collection of amounts due. Any amounts relating to the Accounts Receivable that are paid directly to Seller shall be retained by Seller, with notice to Buyer. Within twenty calendar days after the end of each month, Buyer shall make a payment to Seller equal to the amount of all collections of Accounts Receivable during the preceding month less any commissions owing and paid to salespersons or agencies for ads to which such Accounts Receivable related. At the end of the Collection Period, any remaining Accounts Receivable shall be returned to Seller for collection.

ARTICLE 9: COVENANTS OF SELLER

         9.1. Seller's Covenants. Seller covenants and agrees with respect to the Stations that, between the date hereof and Closing, except as permitted by this Agreement or with the prior written consent of Buyer, which shall not be unreasonably withheld, Seller shall:

                  (a) operate the Stations in the ordinary course of business consistent with past practice and in compliance with Section 1.1(c) with respect to the Station Contracts, and in all material respects in accordance with FCC rules and regulations, in compliance with the Communications Act, and with all other applicable laws, regulations, rules and orders;

                  (b) not, other than in the ordinary course of business in accordance with past practice, sell, lease or dispose of or agree to sell, lease or dispose of any of the Station Assets, or create, assume or permit to exist any Liens upon the Station Assets, except for Permitted Liens, or apply for material modification of any FCC Licenses;

                  (c) furnish Buyer with such information relating to the Station Assets as Buyer may reasonably request, and permit Buyer's on-site access to the Station Assets with Seller's prior approval after the FCC Application is filed, including access to conduct any environmental assessment or survey of the real property, at Buyer's expense and provided such request and on-site visits do not interfere unreasonably with the business of the Stations;

                  (d) give or cause the Stations to give Buyer and Buyer's accountants, at Buyer's expense, and reasonable request and upon reasonable notice, full and reasonable access during normal business hours to Seller's financial records that Buyer may reasonably request. The rights of Buyer under this Section shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations. Any investigation by Buyer in accordance with the foregoing shall not diminish or negate, in any way, any of the representations or warranties of Seller set forth in this Agreement or in connection herewith;

                  (e) cooperate, and use its reasonable best efforts to cause its independent auditors to reasonably cooperate, with Buyer in order to enable Buyer to have independent auditors selected by Buyer, and at Buyer's expense, prepare audited financial statements for the Stations for the three (3) most recently completed fiscal year-ends and any quarter and related year to date period during the current fiscal year. Without limiting the generality of the foregoing, Seller agrees that it will: (i) consent to the use of and execute documents in support of such audited financial statements in any registration statement or other document filed by Buyer under Securities Act of 1933 and the Securities and Exchange Act of 1934 or any document relating to a private placement of Buyer's securities;

                  (f) upon the written request of Buyer, promptly send notices of non-renewal or early termination in respect of any Station Contract in which such notice would not constitute a breach of such Station Contract; and

                  (g) exercise any rights it has to renew the terms of the KBFB tower/transmitter lease, the KCMG tower/transmitter lease and the KCMG translator lease as identified on Schedule 1.1(f).

ARTICLE 10: JOINT COVENANTS

         Buyer and Seller hereby covenant and agree that between the date hereof and Closing:

         10.1. Cooperation. Subject to express limitations contained elsewhere herein, each party (i) shall cooperate fully with one another in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the prompt satisfaction of any condition to Closing set forth herein, and (ii) shall not take any action that conflicts with its obligations hereunder or that causes its representations and warranties to become untrue in any material respect.

         10.2. Control of Stations. Buyer shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of Seller.

         10.3. Consents to Assignment. The parties shall use commercially reasonable efforts to obtain any third party consents necessary for the assignment of any Station Contract (which shall not require any payment to any such third party). To the extent that any Station Contract may not be assigned without the consent of any third party, and such consent is not obtained prior to Closing, this Agreement and any assignment executed pursuant hereto shall not constitute an assignment thereof, but to the extent permitted by law shall constitute an equitable assignment by Seller and assumption by Buyer of Seller's rights and obligations under the applicable Station Contract, with Seller making available to Buyer the benefits thereof and Buyer performing the obligations thereunder on Seller's behalf; provided, however, that Seller shall indemnify Buyer from and against all loss, costs, expenses and damages incurred by Buyer during the first twelve (12) months following the Closing Date as a result of Seller's failure to have obtained a consent to assignment with respect to any of the leases for the main transmitter sites listed on Schedule 1.1(f) from which the Stations' signals are broadcast. Seller shall be released from all indemnification obligations with respect to Seller's failure to have obtained a consent to assignment with respect to any of the leases for the main transmitter sites from which the Stations' signals are broadcast twelve (12) months after the Closing Date, except to the extent that written notice of such indemnification claim is given by Buyer to Seller within the twelve month time period.

         10.4. Employee Matters.

                  (a) Prior to Closing, Seller shall deliver to Buyer a list of:
(i) all of the employees who work exclusively for the Stations including all employees as of the date of this Agreement, and (ii) pro rata distribution of certain "shared" employees selected by Seller. Buyer may interview and elect to hire such listed employees. Buyer is obligated to hire only those employees that are under employment contracts (and assume Seller's obligations and liabilities under such employment contracts) which are included in the Station Contracts. With respect to employees hired by Buyer ("Transferred Employees"), to the extent permitted by law, Seller shall provide Buyer access to its personnel records and such other information as Buyer may reasonably request prior to Closing and transfer such records to Buyer at Closing. With respect to such hired employees, Seller shall be responsible for the payment of all compensation and accrued employee benefits payable by it until Closing and thereafter Buyer shall be responsible for all such obligations payable by it. Buyer shall cause all employees it hires to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) in which similarly situated employees are generally eligible to participate; provided, however, that all such employees and their spouses and dependents shall be eligible for coverage immediately after Closing (and shall not be excluded from coverage on account of any pre-existing condition) to the extent permitted under such plans. For purposes of any length of service requirements, waiting periods or vesting periods based on length of service in any such plan for which such employees may be eligible after Closing, Buyer shall ensure that service with Seller shall be deemed to have been service with the Buyer. In addition, Buyer shall ensure that each such employee receives credit under any insured or self-insured plan of Buyer for any deductibles or co-payments paid by such employees and dependents for the current plan year under a plan maintained by Seller to the extent permitted by such plans. Notwithstanding any other provision contained herein, Buyer shall grant credit to each such employee for all unused sick leave accrued as of Closing as an employee of Seller. Buyer shall receive a credit at Closing for the payment of all unused vacation leave accrued by such employees as of Closing.

                  (b) At such time as the Seller can represent to the Buyer as to the tax-qualified status of the 401(k) savings plan(s) (as to form and operation) in which Transferred Employees retain account balances with the Seller or its subsidiaries (the "Saving Plan(s)") and furnish to Buyer a favorable Internal Revenue Service determination letter as to the tax-qualified status of such Savings Plan(s) under Section 401(a) of the Code (or an opinion of counsel that the form of the Savings Plan(s) is so qualified), Buyer and Seller to negotiate in good faith to enter into a 401(k) plan asset transfer agreement pursuant to which Buyer's existing 401(k) plan shall accept a transfer of assets from Seller's Savings Plan(s)attributable to the accounts of Transferred Employees provided that if the Savings Plan(s) have protected benefits under Section 411(d)(6) of the Code which are inconsistent with Buyer's existing 401(k) saving plan(s), then, in its sole discretion, Buyer need not agree to such transfer.

                  (c) Following execution of the agreement contemplated in clause (b) above, Seller shall cause to be transferred from the Savings Plan(s) to the plan covering the Savings Plan Employees (the "Transferee Savings Plan") the liability for the account balances of the Savings Plan Employees (including outstanding loan balances of Savings Plan Employees), together with cash or other mutually acceptable property, the value of which on such transfer date is equal to such liability, and Buyer shall cause the Transferee Savings Plan to accept such transfer, all in accordance with the rules and regulations under
Section 414(l) of the Code.

                  (d) Pending completion of the transfers described in this Section, Seller and

Buyer shall make arrangements for distributions, if any, to the Savings Plan Employees from the Savings Plan(s). Seller and Buyer shall provide each other with access to information reasonably necessary in order to carry out the provisions of this paragraph. In addition, until the asset transfer is effectuated, Buyer shall cooperate with the reasonable requests of Seller to continue to withhold established loan payments from the pay checks of Transferred Employees' who have outstanding loan balances in the Savings Plan(s) and Buyer shall remit such withheld amounts to the Seller in a timely fashion such that the outstanding loans do not go into default.

         10.5. 1031 Exchange. At or prior to Closing, Seller may assign its rights under this Agreement (in whole or in part) to a qualified intermediary (as defined in Treasury regulation section 1.1031(k)-1(g)(4)) or similar entity or arrangement ("Qualified Intermediary"). Upon any such assignment, Seller shall promptly give written notice thereof to Buyer, and Buyer shall cooperate with the reasonable requests of Seller and any Qualified Intermediary in connection therewith. Without limiting the generality of the foregoing, if Seller gives notice of such assignment, Buyer shall (i) promptly provide Seller with written acknowledgment of such notice and (ii) at Closing, pay the Purchase Price (or any portion thereof designated by the Qualified Intermediary) to or on behalf of the Qualified Intermediary (which payment shall, to the extent thereof, satisfy the obligations of Buyer to make such payment hereunder). Seller's assignment to a Qualified Intermediary will not relieve Seller of any of its duties or obligations herein. Except for the obligations of Buyer set forth in this Section, Buyer shall not have any liability or obligation to Seller for the failure of the contemplated exchange to qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code unless such failure is the result of the material breach or default by Buyer under this Agreement.

         10.6. Trust. Notwithstanding anything in this Agreement to the contrary, Seller may at it option assign this Agreement (in whole or part) and assign and transfer the Station Assets (in whole or in part) to a trustee to hold and operate pursuant to a trust agreement, provided such trustee assumes Seller's duties and obligations hereunder with respect to the Station Assets held in such trust. Seller shall provide Buyer with written notice of the assignment to such trust, and further provided that Seller shall perform the obligations described in Section 15 below.

         10.7. KKBT Frequency Change. For one (1) year following the Closing, Buyer shall submit to Seller for reimbursement invoices totaling in the aggregate no more than Five Million Dollars ($5,000,000), such invoices must relate to promotional expenses related to the KKBT(FM), Los Angeles frequency change and at least twenty (20%) of the aggregate of invoices reimbursed to Buyer by Seller must be spent on promotional services provided by Eller Media at its standard competitive rates. At the end of the one year period, if Buyer has not submitted to Seller invoices, which in the aggregate equal or exceed Five Million Dollars, Seller shall pay to Buyer the difference between total invoices reimbursed by Seller and Five Million Dollars ($5,000,000). Buyer acknowledges that it will be operating Station KKBT on the frequency of 100.3 MHZ as of the Closing Date. Seller agrees that the operations of Station KKBT will only be moved to the new frequency in accordance with a transition plan developed by Buyer and Seller.

         10.8. Eller Media Expenditure. At Closing, Buyer shall deposit three million dollars ($3,000,000) (the "Eller Deposit") into an escrow account established between Buyer, Seller and a mutually agreeable escrow agent. Buyer shall spend the Eller Deposit during the period fifteen (15) months from the Closing Date on promotional services provided by Eller Media nationwide at its standard competitive rates. At the end of the fifteen (15) month period, the balance of the Eller Deposit, if any, shall be returned to Seller.

ARTICLE 11: CONDITIONS OF CLOSING BY BUYER

         The obligations of Buyer hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         11.1. Representations, Warranties and Covenants. The representations and warranties of Seller made in this Agreement and any exhibit or schedule delivered pursuant thereto shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Seller at or prior to Closing shall have been complied with or performed in all material respects. Buyer shall have received a certificate dated as of the Closing Date from Seller, executed by an authorized officer of Seller to the effect that the conditions set forth in this Section have been satisfied.

         11.2. Governmental Consents. The FCC Consent and DOJ Consent, and, if applicable, HSR Clearance, shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

ARTICLE 12: CONDITIONS OF CLOSING BY SELLER

         The obligations of Seller hereunder are, at its option, subject to satisfaction, at or prior to Closing, of each of the following conditions:

         12.1. Representations, Warranties and Covenants. The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects as of the Closing Date except for changes permitted or contemplated by the terms of this Agreement, and the covenants and agreements to be complied with and performed by Buyer at or prior to Closing shall have been complied with or performed in all material respects. Seller shall have received a certificate dated as of the Closing Date from Buyer, executed by an authorized officer of Buyer, to the effect that the conditions set forth in this Section have been satisfied.

         12.2. Governmental Consents. The FCC Consent and DOJ Consent, and, if applicable, HSR Clearance, shall have been obtained, and no court or governmental order prohibiting Closing shall be in effect.

         12.3. AMFM Closing. The closing under the AMFM Agreement shall have been consummated.

ARTICLE 13: EXPENSES

         13.1. Expenses. Each party shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement, except that (i) all recordation, transfer and documentary taxes, fees and charges, and any excise, sales or use taxes, applicable to the transfer of the Station Assets shall be paid equally by Buyer and Seller, (ii) all FCC filing fees shall be paid equally by Buyer and Seller, and (iii) all HSR Act filing fees and expenses shall be paid by Buyer.

ARTICLE 14: DOCUMENTS TO BE DELIVERED AT CLOSING

         14.1. Seller's Documents. At Closing, Seller shall deliver or cause to be delivered to Buyer:

                  (i) certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

                  (ii) the certificate described in Section 11.1;

                  (iii) such bills of sale, assignments, special warranty deeds, documents of title and other instruments of conveyance, assignment and transfer as may be necessary to convey, transfer and assign the Station Assets to Buyer, free and clear of Liens, except for Permitted Liens;

                  (iv) a written opinion of Clear Channel Broadcasting, Inc.'s and Clear Channel Broadcasting Licenses, Inc.'s counsel in the form of Exhibit B, dated as of the Closing Date;

                  (v) a written opinion of AMFM Operating, Inc., AMFM Ohio, Inc., AMFM Houston, Zebra Broadcasting Corporation, AMFM Radio Licenses, LLC, Cleveland Radio Licenses, LLC and Capstar TX Limited Partnership counsel in the form of Exhibit D, dated as of the Closing Date; and

                  (vi) the leases described in Section 1.3.

         14.2. Buyer's Documents. At Closing, Buyer shall deliver or cause to be delivered to Seller:

                  (i) the certified copies of resolutions authorizing its execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby;

                  (ii) the certificate described in Section 12.1; and

                  (iii) such documents and instruments of assumption as may be necessary to assume the Assumed Obligations, and the Purchase Price in accordance with Section 3.1 hereof.

ARTICLE 15: SURVIVAL; INDEMNIFICATION.

         15.1. Survival. The covenants, agreements, representations and warranties in this Agreement shall survive Closing for a period of twelve (12) months from the Closing Date whereupon they shall expire and be of no further force or effect, except those under (i) this Article 15 that relate to Damages (defined below) for which written notice is given by the indemnified party to the indemnifying party prior to the expiration, which shall survive until resolved, (ii) Sections 7.2 and 7.9 shall survive the Closing through the applicable statute of limitations period, and (iii) Sections 2.1 (Assumed Obligations), 2.2 (Retained Obligations), 3.3 (Adjustments), 3.4 (Allocation),
8.1 (Accounts Receivable) and 13.1 (Expenses), and indemnification obligations with respect to such provisions, which shall survive until performed.

         15.2. Indemnification.

                  (a) From and after the Closing, Seller shall defend, indemnify and hold harmless Buyer from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by Buyer arising out of or resulting from: (i) any breach or default by Seller under this Agreement; (ii) the Retained Obligations; or
(iii) the business or operation of the Stations before Closing; provided, however, that (i) Seller shall have no liability to Buyer hereunder until, and only to the extent that, Buyer's aggregate Damages exceed $500,000 and (ii) the maximum liability of Seller hereunder shall be $25,000,000, except that such limitations in (i) and (ii) shall not apply to Seller's obligations under
Section 10.3 with respect to consent to assignment for the transmitter site leases or Section 7.5 with respect to tax payments and liens.

                  (b) From and after the Closing, Buyer shall defend, indemnify and hold harmless Seller from and against any and all Damages incurred by Seller arising out of or resulting from: (i) any breach or default by Buyer under this Agreement; (ii) the Assumed Obligations; or (iii) the business or operation of the Stations after Closing provided, however, that Buyer shall have no liability to Seller hereunder until, and only to the extent that, Seller's aggregate Damages exceed $500,000 and (ii) the maximum liability of Buyer hereunder shall be $25,000,000.

         15.3. Procedures. The indemnified party shall give prompt written notice to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party (a "Claim"), but a failure to give such notice or delaying such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, except to the extent the indemnifying party's ability to remedy, contest, defend or settle with respect to such Claim is thereby prejudiced. The obligations and liabilities of the parties with respect to any Claim shall be subject to the following additional terms and conditions:

                  (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim, except with respect to any Claim brought by Buyer pursuant to Section 10.3 above which Buyer shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim at its own expense.

                  (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or, within twenty (20) days after written notice (which shall include sufficient description of background information explaining the basis for such Claim) of any such Claim from the indemnified party, the indemnifying party shall fail to undertake to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

                  (c) Anything herein to the contrary notwithstanding and except as set forth in the exception of 15.3(a) above: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim; and
(iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

                  (d) All claims not disputed shall be paid by the indemnifying party within thirty (30) days after receiving notice of the Claim. "Disputed Claims" shall mean claims for Damages by an indemnified party which the indemnifying party objects to in writing within thirty (30) days after receiving notice of the Claim. In the event there is a Disputed Claim with respect to any Damages, the indemnifying party shall be required to pay the indemnified party the amount of such Damages for which the indemnifying party has, pursuant to a final determination, been found liable within ten (10) days after there is a final determination with respect to such Disputed Claim. A final determination of a Disputed Claim shall be (i) a judgment of any court determining the validity of a Disputed Claim, if no appeal is pending from such judgment and if the time to appeal therefrom has elapsed; (ii) an award of any arbitration determining the validity of such disputed claim, if there is not pending any motion to set aside such award and if the time within which to move to set aside such award has elapsed; (iii) a written termination of the dispute with respect to such claim signed by the parties thereto or their attorneys; (iv) a written acknowledgment of the indemnifying party that it no longer disputes the validity of such claim; or (v) such other evidence of final determination of a disputed claim as shall be acceptable to the parties. No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

ARTICLE 16: TERMINATION

         16.1. Termination. This Agreement may be terminated at any time prior to Closing as follows:

                  (a) by mutual written consent of Buyer and Seller;

                  (b) by written notice of Buyer to Seller if Seller (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

                  (c) by written notice of Seller to Buyer if Buyer (i) does not satisfy the conditions or perform the obligations to be satisfied or performed by it on the Closing Date; or (ii) otherwise breaches in any material respect any of its representations or warranties or defaults in any material respect in the performance of any of its covenants or agreements herein contained and such breach or default is not cured within the Cure Period (defined below);

                  (d) by written notice of Buyer to Seller, or by Seller to Buyer, if the FCC denies the FCC Application;

                  (e) by written notice of Seller to Buyer if the Closing shall not have been consummated on or before the date four months after the date of this Agreement;

                  (f) by written notice of Seller to Buyer if the AMFM Agreement is terminated or expires; or

                  (g) by written notice of Buyer to Seller or Seller to Buyer if the Closing is not consummated on or before the date thirteen months after the date of this Agreement.

         The term "Cure Period" as used herein means a period commencing the date Buyer or Seller receives from the other written notice of breach or default hereunder and continuing until the earlier of (i) thirty (30) days thereafter or
(ii) the Closing Date; provided, however, that if the breach or default cannot reasonably be cured within such period but can be cured before the

Closing Date, and if diligent efforts to cure promptly commence, then the Cure Period shall continue as long as such diligent efforts to cure continue, but not beyond the Closing Date. Except as set forth below, the termination of this Agreement shall not relieve any party of any liability for breach or default under this Agreement prior to the date of termination. Notwithstanding anything contained herein to the contrary, Section 13.1 shall survive any termination of this Agreement.

         16.2. Remedies. The parties recognize that if either party refuses to consummate the Closing pursuant to the provisions of this Agreement or either party otherwise breaches or defaults such that the Closing has not occurred ("Breaching Party"), monetary damages alone will not be adequate to compensate the non-breaching party ("Non-Breaching Party") for its injury. Such Non-Breaching Party shall therefore be entitled to obtain specific performance of the terms of this Agreement in lieu of, and not in addition to, any other remedies, including but not limited to monetary damages, that may be available to it; provided however, that Seller may elect to recover liquidated damages as its sole remedy in lieu of obtaining specific performance. If any action is brought by the Non-Breaching Party to enforce this Agreement, the Breaching Party shall waive the defense that there is an adequate remedy at law. In the event of a default by the Breaching Party which results in the filing of a lawsuit for damages, specific performance, or other remedy, the Non-Breaching Party shall be entitled to reimbursement by the Breaching Party of reasonable legal fees and expenses incurred by the Non-Breaching Party, provided that the Non-Breaching Party is successful in such lawsuit.

         16.3. Liquidated Damages. If Seller terminates this Agreement due to Buyer's failure to consummate the Closing on the Closing Date or if this Agreement is otherwise terminated by Seller pursuant to Section 16.1(c), then Buyer shall pay Seller as liquidated damages an amount equal to THREE HUNDRED TWENTY FIVE MILLION SIX HUNDRED TWENTY FIVE THOUSAND DOLLARS ($325,625,000). If elected by and paid to Seller, such liquidated damage payment shall be Seller's sole remedy hereunder. It is understood and agreed that such liquidated damages amount represents Buyer's and Seller's reasonable estimate of actual damages and does not constitute a penalty.

ARTICLE 17: MISCELLANEOUS PROVISIONS

         17.1. Casualty Loss. In the event any loss or damage of the Station Assets exists on the Closing Date, Buyer and Seller shall consummate the Closing and Seller shall assign to Buyer the proceeds of any insurance, including business interruption, payable to Seller on account of such damage or loss. If insurance proceeds payable with respect to the lost or damaged asset and/or lost revenue are insufficient to repair or replace such asset, or are insufficient to satisfy lost revenue, Buyer shall receive a credit at Closing against the Purchase Price equal to the cost of repair or replacement and lost revenue less the amount of insurance proceeds assigned to Buyer.

         17.2. Further Assurances.

                  (a) After the Closing, Seller shall from time to time, at the request of and without further cost or expense to Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in Buyer good title to the Station Assets, and Seller shall cooperate with Buyer and cause its independent accountant to cooperate, at Buyer's expense, to assist Buyer with its reporting requirements to governmental agencies, and Buyer shall from time to time, at the request of and without further cost or expense to Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively to relieve Seller of any obligations being assumed by Buyer hereunder.

                  (b) Following the Closing, Buyer and Seller shall cooperate with each other in the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with this Agreement or any transaction contemplated under the Agreement all at the sole cost of the contesting or defending party (unless the contesting party or defending party is entitled to indemnification therefor under Article 15 above).

         17.3. Assignment. Except as set forth in Sections 10.5 (1031 Exchange) and 10.6 (Trust), neither party may assign this Agreement without the prior written consent of the other party hereto; provided, however, that either party may assign this Agreement to one or more direct or indirect subsidiaries so long as (i) the assigning party remains liable hereunder, (ii) the assignment is made prior to any filings with the FTC or DOJ, including any HSR filing, and (ii) such assignment will not delay any consent required to be obtained hereunder, including but not limited to HSR Clearance, DOJ Consent and FCC Consent, or delay the Closing in any respect; and provided, further, after Closing Buyer may collaterally assign its rights hereunder to secure its obligations to institutional or bank lenders (a "Collateral Assignment") without consent of Seller. With respect to any permitted assignment, the parties shall take all such actions as are reasonably necessary to effectuate such assignment, including but not limited to cooperating in any appropriate filings with the FCC or other governmental authorities. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind (except under a Collateral Assignment) and inure to the benefit of their respective successors and permitted assigns of the parties hereto.

         17.4. Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         17.5. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         17.6. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Texas without giving effect to the choice of law provisions thereof.

         17.7. Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when delivered by facsimile transmission, and shall be addressed as follows (or to such other address as any party may request by written notice):

if to Seller:                           c/o Clear Channel Broadcasting, Inc.
                                        200 Concord Plaza, Suite 600
                                        San Antonio, Texas 78216
                                        Attention:  President
                                        Facsimile:  (210) 822-2299

with a copy (which shall not
constitute notice) to:                  Graydon, Head & Ritchey
                                        1900 Fifth Third Center
                                        511 Walnut Street
                                        Cincinnati, Ohio 45202
                                        Attention: John J. Kropp, Esq.
                                        Facsimile: (513) 651-3836

if to Buyer:                            Radio One, Inc.
                                        5900 Princess Garden Parkway - 8th Floor
                                        Lanham, MD 20706
                                        Attention: Alfred C. Liggins
                                        Facsimile: (301) 306-9694

with a copy (which shall not
constitute notice) to:                  Radio One, Inc.
                                        5900 Princess Garden Parkway - 8th Floor
                                        Lanham, MD 20706
                                        Attention: Linda J. Eckard, Esq.
                                        Facsimile: (301) 306-9638

                                        Kirkland & Ellis
                                        655 Fifteenth Street, N.W.
                                        Washington, DC 20005
                                        Attention: Terrance L. Bessey, Esq.
                                        Facsimile: (202) 879-5200

         17.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         17.9. No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         17.10. Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         17.11. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for herein. This Agreement does not supersede any confidentiality agreement relating to the Stations, and any such confidentiality agreement is to expire at Closing.

         17.12. No Liability. The parties agree that no past, present or future stockholder, director or officer of Seller or Buyer or of their respective affiliates shall have any personal or individual liability for the obligations of Seller or Buyer, as applicable, under this Agreement or any other agreement entered into in connection with this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

                   SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

SELLER:                             CLEAR CHANNEL BROADCASTING, INC.

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                    CLEAR CHANNEL BROADCASTING LICENSES, INC.

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                    AMFM OPERATING, INC.

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                    AMFM OHIO, INC.

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                    AMFM HOUSTON, INC.

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                    AMFM RADIO LICENSES, LLC

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                    ZEBRA BROADCASTING CORPORATION

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                    CLEVELAND RADIO LICENSES, LLC

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

                                    CAPSTAR TX LIMITED PARTNERSHIP

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

BUYER:                              RADIO ONE, INC.

                                    By:
                                        ----------------------------------------
                                      Name:
                                            ------------------------------------
                                      Title:
                                             -----------------------------------

Schedules

1.1(a)       -        FCC Licenses

1.1(b)       -        Tangible Personal Property

1.1(c)       -        Station Contracts

1.1(d)       -        Intangible Property

1.1(f)       -        Real Property

1.2(h)       -        Excluded Assets


Exhibit      A        Tower Lease

Exhibit               A-1      WZAK Tower Lease

Exhibit               A-2      Studio Lease

Exhibit      B        Clear Channel Opinion Letter

Exhibit      C        Escrow Agreement

Exhibit      D        AMFM Opinion Letter